EXHIBIT 99.1

IHEALTH, INC., CHANGES ITS NAME TO

TEEKA TAN PRODUCTS, INC.

Boca Raton, Florida-(BUSINESS WIRE)--December. 23, 2005—Ihealth, Inc. (OTC:BB:IHLT), announced today it has changed its name to Teeka Tan Products, Inc., to better reflect the Company’s core business.

Additionally, the Company will trade under its new symbol OTC:BB: TKAT at the open of business 12/27/2005.

Teeka Tan Products markets and distributes Teeka Tan® Suncare Products, a broad line of high quality, value-priced sun care products which are sold to drug stores, supermarkets, surf shops, gift shops, distributors and other retail outlets in the United States and internationally. The Teeka Tan product line consists of Lotions with moderate to high SPF Protection, “Mineral Oil Free” Dark Tanning Oils, After Sun Products and Lip Balm. All of the company’s sun care formulations are registered with the FDA and comply with FDA labeling standards. For more information on our Suncare Products or our Company please visit our website at www.TeekaTan.com.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements, including the company’s ability to realize the projected revenues from the newly announced project orders and the future strength of the company’s business and industry. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about Teeka Tan Products’ future business and financial results, refer to Teeka Tan Products’ Annual Report on Form 10-KSB for the year ended December 31, 2004. Teeka Tan Products undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

For Further Information:

Richard Miller

Phone 877-647-2367

Fax: 561-989-0069

E-mail rm@TeekaTan.com